MODIFICATION OF LOAN AGREEMENT

THIS MODIFICATION OF LOAN AGREEMENT (the "Agreement") is made and entered into this 11th day of February, 2009, by and between BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation ("Bank"), and INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation ("Borrower");

WITNESSETH

Bank and Borrower recite and agree as follows, which recitations and agreements constitute a part of this Agreement:

A.        Borrower and Bank entered into a loan agreement dated December 22, 2006 (the "Loan Agreement"), setting forth the terms and conditions relative to the revolving credit facility made available by Bank to Borrower in a maximum principal amount not to exceed $10,000,000 outstanding at any time (the "Line of Credit"), indebtedness due Bank from Borrower relative to the Line of Credit being evidenced by Borrower's promissory note dated December 22, 2006 in such principal sum (the "Note").

B.        Borrower has requested that Bank make an additional $12,000,000 credit facility available to Borrower (the "Venture Line") for the purpose of acquiring certain assets of Venture Metals, LLC and Luca Investments, LLC.  As a condition to making the Venture Line available to Borrower, Bank has required that the terms of the Loan Agreement be modified as set forth in this Agreement.

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

1.         The parties hereto agree that the Loan Agreement is hereby amended to provide that the sole purpose of the Line of Credit as such credit facility is described on the first (1st) page of the Loan Agreement is to provide financing to Borrower for funding temporary fluctuations in inventory and accounts and for temporary working capital.

2.         The parties hereto further agree that the term "Other Credit Relationship" is hereby amended to include the Venture Line as established pursuant to the terms of the loan agreement between the Bank and Borrower dated February 11, 2009, and as evidenced by Borrower's promissory note payable to Bank in a maximum principal sum not to exceed $12,000,000 (the "Venture Note").

3.         The term "Availability" as defined in Section 10.01 on page four (4) of the Loan Agreement is hereby deleted in its entirety and the following definition is substituted therefore:

"Availability" for the Line of Credit and the Venture Line collectively shall mean the lesser of (i) $22,000,000 or (ii) the Collateral Loan Value shown on the Loan Base Report furnished by Borrower to Bank on or before the fifteenth (15th) day of each month as long as this Agreement shall remain in force.  The percentages of acceptable collateral, as defined by Bank, which will be used to determine the Collateral Loan Value, shall be the following (unless otherwise set forth in Schedule DD and/or DD-IFA hereto):  Eligible Inventory - 35%; Eligible Accounts - 80%; Net Book Value of Eligible Equipment (less the principal balance of any outstanding loans secured by the Eligible Equipment) - 100%; Eligible Real Estate, being the real estate at 3409 Camp Ground Road, Jefferson County, Kentucky - 80%.  The aggregate venture line advances against Eligible Equipment shall not exceed at any time $5,000,000.

Accordingly, the Loan Agreement shall be and is hereby modified.

4.         Schedule DD to the Loan Agreement is hereby deleted in its entirety and Schedule DD attached hereto is substituted therefore.  The Loan Agreement shall be and is hereby modified accordingly.

5.         Borrower and Bank acknowledge and agree that a default on the Line of Credit or any Other Credit Relationship as defined in the Loan Agreement and modified by this Agreement, or any one of them, shall constitute a default on the Line of Credit and the Other Credit Relationship, and all of them.

6.         Should the terms and provisions of this Agreement in any way conflict with the terms and provisions of the Loan Agreement or the Note, then the terms and provisions of this Agreement shall prevail.  As modified by this Agreement, the Loan Agreement and the Note are hereby ratified and confirmed by Borrower and by Bank in all respects and remain in full force and effect.

7.         This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

8.         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BORROWER:
INDUSTRIAL SERVICES OF AMERICA, INC.

By:	/s/ Harry Kletter
Harry Kletter Chief Executive Officer and President

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Johnny L. Perry
Johnny L. Perry, Senior Vice President

COMMONWEALTH OF KENTUCKY       )

                                                                        )

COUNTY OF JEFFERSON                          )

            The foregoing instrument was acknowledged before me this 11th day of February, 2009 by Harry Kletter, Chief Executive Officer and President of Industrial Services of America, Inc., a Florida corporation, on behalf of the corporation.

            My Commission Expires:  June 1, 2009

/s/ Sharon Hardy
Notary Public

COMMONWEALTH OF KENTUCKY       )

                                                                        )

COUNTY OF JEFFERSON                          )

            The foregoing instrument was acknowledged before me this 11th day of February, 2009 by Johnny L. Perry, Senior Vice President of Branch Banking and Trust Company, a North Carolina banking corporation, on behalf of the corporation.

            My Commission Expires:  June 1, 2009

/s/ Sharon Hardy
Notary Public

THIS INSTRUMENT PREPARED BY:

SHARON C. HARDY

WEBER & ROSE, P.S.C.

471 West Main Street, Suite 400

Louisville, Kentucky  40202

/s/ Sharon Hardy

            Attorney at Law

BB&T
SCHEDULE "DD" TO BB&T LOAN AGREEMENT

This Schedule "DD" is an attachment to and a part of the Loan Agreement (the "Loan Agreement") dated December 22, 2006, between Branch Banking and Trust Company, BB&T Bankcard Corporation (collectively, "Bank") and Industrial Services of America, Inc. ("Borrower"), as amended pursuant to the modification agreement dated February 11, 2009 (as son amended, the "Loan Agreement")..

DD-01.  Definitions.  In addition to the words and terms defined elsewhere in this Schedule DD, the Loan Agreement and the Uniform Commercial Code of Kentucky, as amended from time to time, (the "UCC") the following terms shall have the following specified meanings:

(a)                Account Debtor.  Any Person obligated to Borrower on an Account.

(b)               Account(s).  Any right to payment of a monetary obligation, whether or not earned by performance, including without limitation any receivable, contract right, note, draft, instrument, acceptance, chattel paper, lease, or other writing or open account resulting from the sale, lease, license, assignment or other disposal of property by Borrower, or from services rendered or to be rendered by Borrower.

(c)                Advance Rate.  The percentage of the total value of Eligible Accounts, Eligible Inventory, Eligible Equipment, Eligible Real Estate or Other Collateral Bank will lend to Borrower, as set forth in Section DD.02.

(d)               Asset Based Lending Credit Line Sweep Service Agreement Attachment.  That agreement between Bank and Borrower whereby Borrower agrees that all remittances in payment of Accounts' shall be deposited in its designated Operating Account and shall be administered and applied in accordance with the ABL Credit Line Sweep Services Agreement Attachment.  This agreement is to be read in conjunction with, and is a part of, the Treasury Services Agreement and the Loan Agreement; and this Schedule DD.

(e)                Asset Based Sweep Services Attachment.  That agreement between Bank and Borrower whereby Borrower agrees that all remittances in payment of Accounts which are deposited to the Collateral Reserve Account will be applied to the outstanding, Line of Credit, as well as other provisions of the Loan Documents.  This agreement is to be read in conjunction with, and is apart of, the Treasury Services Agreement, the Loan Agreement, and this Schedule DD.

(f)                Audit.  Audit means those examinations on the premises of Borrower or wherever books, records, or Collateral are located, however maintained, including but not limited to the inspection of Inventory, and standard testing of such books and records by Banks representatives, at any time during normal business hours of Borrower, with or without prior notice to Borrower from Bank, as provided in Section DD.06(b).

(g)               Availability.  The lesser of the Bank's Line of Credit or Collateral Loan Value reduced by (i) the principal balance outstanding under the Line of Credit, (ii) the Letter of Credit Exposure Reserve, and (iii) the Availability Reserve.

(h)               Availability Reserve.  A reserve against Availability determined by Bank in its sole discretion from time to time to reflect events, conditions, contingencies or risks or other loans of Bank which without limitation do or may affect the Collateral Loan Value, the business prospects of Borrower or any Account Debtor, or the security interest of Bank, including enforceability, perfection and the priority thereof.

(i)                 Bill and Hold.  An Account generated by the sale of goods for which an invoice has been issued to the buyer, but the, goods represented by such Account remain undelivered to the buyer and/or under the control of Borrower or Borrower's representative.

(j)                 Collateral.  Collateral shall mean the assets and property described in the Security Agreement including, without limitation, Borrower's Accounts, Inventory and Other Collateral.

(k)               Contra Account.  An Account subject to offset, in the sole discretion of Bank, by an Account Debtor of Borrower.

(l)                 Collateral Loan Value.  The aggregate value of the Advance Rate as applied to the Eligible Accounts, the Advance Rate as applied to the Eligible Inventory, the Advance Rate as applied to the Eligible Equipment, the Advance Rate as applied to the Eligible Real Estate and the Advance Rate applied to the value of Other Collateral, if any.

(m)             Collateral Reserve Account.  The demand deposit account maintained with Bank by Borrower into which all proceeds of the Collateral shall be deposited' and to which only Bank will have access.  On the date hereof, the Collateral Reserve Account Number is N/A.

(n)               Cross Aging Rule.  Should any Account due Borrower from an Account Debtor have 50% or more of their total aggregate Accounts aged in excess of the Eligibility Period, then all Accounts from such Account Debtor shall be deemed ineligible.

(o)               Eligible Account and/or Eligible Inventory and/or Eligible Equipment and/or Eligible Real Estate.  An Eligible Account is an Account which is not an Ineligible Account, as defined in Section DD.03 hereof, Eligible Inventory is Inventory which is not ineligible Inventory, as defined in Section DD.04 hereof; Eligible Equipment as defined in Section DD.02(d) hereof and Eligible Real Estate shall mean that real estate owned; by Borrower at 3409 Camp Ground Road, Jefferson County, Kentucky.

(p)               Eligibility Period.  The Eligibility Period for any Account shall mean not more than 90 days from the original invoice date.

(q)               Fees.  Those fees which Borrower will pay to Bank in conjunction with Bank's asset based lending services or any other fees associated with the Line of Credit, whether or not actual loan obligations exist, while' the Loan Agreement is in force.

(r)                 Foreign Accounts.  Any Account due from any Person located outside the fifty states comprising' the United States of America and the District of Columbia.

(s)                Ineligible Accounts and/or Ineligible Inventory.  Shall have the meanings given in Sections DD.03 and DD.04 hereof.

(t)                 Inter-Company Account.  Any Account from any Account Debtor with Borrower in any manner including, without limitation, as owner, member, partner, shareholder, officer, director, employee, agent, or which is an affiliate of Borrower.

(u)               Inventory.  Goods which are leased or held by Borrower for sale or lease as lessor or furnished under a contract of service, and shall include goods, finished goods, raw materials, work-in-process, and materials to be used and/or consumed in a business.

(v)               Inventory Cap.  The maximum loan amount Bank may lend against the Eligible Inventory, as set forth in Section DD.02(d).

(w)             Letter of Credit.  Any Letter of Credit issued by Bank on behalf of Borrower, as Applicant; provided, however, inclusion of this definition shall not imply, or be construed as, a commitment by Bank to issue any Letters of Credit.

(x)               Letter of Credit Exposure Reserve.  At any given date, the aggregate face amount of outstanding Letters of Credit on such date plus the aggregate amount of drafts drawn under or purporting to be drawn under Letters of Credit that have been paid by Bank and for which Bank has not been reimbursed.

(y)               Line of Credit.  The amount of the Line of Credit approved by Bank and set forth in the Loan Agreement.

(z)                Loan Base Report.  That report on Bank's standard form, or in a form otherwise acceptable to Bank, to be prepared, signed, dated and delivered by Borrower in accordance with Bank's instructions, and submitted to Bank by Borrower at specified intervals and/or occasions, and detailing pertinent information as regards Accounts and/or Inventory and/or Equipment and/or Real Estate and/or Other Collateral, Reserves, Collateral Loan Value, outstanding Line of Credit balance, and Availability.

(aa)            Lockbox Agreement.  That agreement on Bank's standard form, or in a form otherwise acceptable to Bank, to be executed by Borrower relating to the provision for lockbox services and requirements.

(bb)           Operating Account.  Operating Account shall mean the Borrower's demand deposit account at any time with Bank, currently account number 5280498205.

(cc)            Other Collateral.  Collateral that shall be included in Collateral Loan Value, other than Accounts, Inventory, Equipment and Real Estate as specifically approved and determined by Bank in its sole discretion.

(dd)          Person.  Any individual, corporation, general or limited partnership, limited liability company or partnership, limited liability limited partnership, trust, unincorporated organization, association, joint venture, or a state or federal government agency or political subdivision thereof.

(ee)            Proceeds.  Proceeds shall have the meaning given to it under the UCC and shall include without limitation the collections and distributions of Collateral, cash or non-cash.

(ff)             Reserves.  Aggregate deductions from the Collateral Loan Value and/or Availability as determined by Bank from time to time, including, but not limited to, Letter of Credit Exposure Reserve and the Availability Reserve.

DD-02.  Advance Rates/Advances/Prepayment.

Bank agrees that the Advance Rates to be used to calculate the Collateral Loan Value shall be:

(a)                80% against the Eligible Accounts.

(b)               80% against Eligible Real Estate.

(c)                Against the Eligible Inventory as follows:

0%       Finished Inventory

35%     Raw Materials Inventory

0%       Work in Process Inventory

0%       Other Inventory

(d)               100% against the net book value (updated at least annually as of Borrower's fiscal year end) of Eligible Equipment, less the principal balance of any loans other than those evidenced by the Note(s) and secured by the Equipment.  The aggregate Line advances against Eligible Equipment shall not exceed at any time $5,000,000.  Eligible Equipment is defined as all recycling equipment' and all other equipment of Borrower (except Borrower's Rental Fleet Equipment), which has not teen fully depreciated and which is in service as of the date on which the relevant Loan Base Report is submitted.  Rental Fleet Equipment is defined as all Equipment held by Borrower in its rental fleet, and consisting of Equipment which is currently leased by Borrower to third party lessees, or held by Borrower for lease to third patty lessees.

Inventory values will not exceed the lower of cost or market and, if applicable, will be reduced by the LIFO reserve.  The aggregate loan advances against Eligible Inventory shall not exceed at any time $N/A (the "Inventory Cap").

Bank reserves the right, upon notice, in its sole discretion, to amend the Eligibility Period or Reserves at any time; and, the Loan Base Report, upon receipt by Bank, shall be subject to Bank's satisfactory review, acceptance or correction.

Bank agrees to (i) make advances under the Line of Credit automatically, without any request by Borrower upon the presentment of items drawn against Borrower's operating account, provided the Availability, as shown upon a current acceptable Loan Base Report as required herein, is sufficient to cover such advances, or (ii) fund the operating account based on request(s)) for advances from Borrower orally or in writing provided the Availability is sufficient to cover such advances.  Borrower shall submit a completed Loan Base Report to Bank as required, so long as the Line of Credit shall exist, regardless of the outstanding balance thereof.  It is further provided that Borrower releases Bank from any liability or obligation for and agrees to indemnify and hold Bank harmless from and against any loss, cost, damage or expense (including Bank's reasonable attorneys' fees) incurred or suffered as a, result of the payment by Bank of any item drawn against Borrower's checking account that is subsequently determined to have been improperly paid for any reason, except for the gross negligence or willful misconduct of Bank.  Bank also reserves the right, upon notice, in its sole discretion, to discontinue the automatic payment of items presented to Bank, and to require written or oral advance requests to be made by Borrower.

Bank is authorized (without any further request from Borrower) to advance; on behalf of Borrower as a Loan all sums required to be paid by Borrower to Bank in respect of any Letter of Credit pursuant to the terms of the Application for Letter of Credit (including all fees associated therewith), but Bank shall have no obligation to make such a Loan.

Bank may debit the amount of any payment due under the Loan Agreement and this Schedule DD from the Operating Account, any deposit account or loan account of Borrower maintained with Bank, but Bank shall have no obligation to do so.

If the principal balance of the, Line of Credit exceeds the lesser of the Line of Credit or the Collateral Loan Value reduced by the Reserves, Borrower shall immediately prepay the Line of Credit to the extent necessary to reduce such excess; and, should at any time the principal balance of the Line of Credit exceed the approved amount of the Line of Credit, Borrower shall immediately pay such excess to Bank.

DD-03.  Ineligible Accounts.

            Ineligible Accounts shall include the following:

(a)                The amount of any Account outside of the Eligibility Period.

(b)               Any Account which is a Contra Account.

(c)                Any Account subject to the Cross Aging Rule.

(d)               Any Inter-Company Account.

(e)                Any Foreign Account.

(f)                Any Account representing a Bill and Hold or similar arrangement.

(g)               Any Account due from any branch, agency, or political subdivision of the State or Federal Government, including without limitation, any municipality, county, or board for which the proper Assignment of Claims form, governmental consents, approvals, or Notice of Assignment form have not been fully executed or warrant issued for payment thereof, unless otherwise expressly approved by Bank in writing.

(h)               Any Account due from any government agency which, by contract, precludes and/or prohibits the assignment of such Account.

(i)                 Any Account which, at the discretion of Bank, is deemed doubtful for collection for any reason, including but not limited to, those involving disputes, returns, credit worthiness, legal proceedings, whether in process, pending or threatened, conditional payments, is not free of all liens, encumbrances, charges, rights and interest except those in favor of Bank; or represent deposits or progress billings, or are not payable in U.S. Dollars.

(j)                 That portion of Accounts due from an Account Debtor which is in excess of N/A percent (N/A%) of Borrower's aggregate dollar amount of all outstanding Accounts.

(k)               That portion of Accounts which represent a net credit balance after excluding Account amounts within the Eligibility Period.

(l)                 Any Chattel Paper unless expressly made an Eligible Account in writing by Bank.

            Bank reserves the right, upon notice, in its sole discretion, to amend the terms of the Ineligible Accounts at any time.

DD-04.  Ineligible Inventory.

Ineligible Inventory shall include the following:

(a)                Inventory not legally owned by Borrower, including but not be limited to, goods on consignment from any supplier, vendor, and/or individual, or goods on demonstration and/or for trial, and not subject to the first lien priority security interest in favor of Bank.

(b)               Inventory not in new and/or salable condition, including but not limited to, damaged goods, goods used by Borrower and/or potential buyers, goods with missing components/parts and not in a whole condition.

(c)                Inventory which has been held by Borrower more than N/A months without being sold and/or leased.

(d)               Inventory representing work-in-process unless authorized by Bank pursuant to DD.02(c).

(e)                Inventory deemed by Bank, at its sole discretion, to cause and/or represent unusual danger to the health and/or safety of individual(s) and/or the environment.

(f)                inventory which violates any federal law and/or laws of the city, county, or state where the goods are stored.

(g)               Inventory of which Borrower is the legal owner but which is being stored and/or housed at a location other than the place of business of Borrower.

(h)               Inventory deemed otherwise ineligible by Bank in its sole discretion.

(i)                 Inventory subject to a security interest, lien or other encumbrance in favor of any other Person.

            Bank reserves the right, upon notice, in its sole discretion, to amend the terms of the Ineligible Inventory at anytime.

DD-05.  Proceeds of Collateral and Application or Proceeds.  (Check either (b) or (c); and (a) if applicable.)

[  ]  (a)    Borrower shall, execute a Lockbox Agreement with Bank: and shall notify, or cause to be notified, all Account Debtors to forward all remittances to the lockbox in accordance with such Lockbox Agreement.  Customer shall pay all costs of such lockbox, including set up and administration thereof.

[  ]  (b)    Borrower agrees to deposit all Proceeds of the Collateral in a Collateral Reserve Account at Bank.

[X] (c)    Borrower Agrees to deposit all Proceeds of the Collateral in an, Operating Account at Bank.

Borrower agrees that all Proceeds shall be applied as described in the Loan Documents (including the Asset-Based Sweep Services Attachment or the ABL Credit Line Sweep Services Agreement Attachment, if applicable).  Bank reserves the right, in its sole discretion, to require Borrower to implement DD.05 (b) and/or DD.05 (a) immediately upon written notification from Bank.

DD-06.  Reporting / Audit.

(a)                  Reporting.  (Check all that apply)

Borrower shall provide the following reports, financial statements,; list of Account Debtors and addresses and other report to Bank upon execution hereof and thereafter as indicated below:

Weekly	Annually	Month-End
[ ]		[X]

Loan Base Reports.  Loan Base Reports, prepared as of the end of each reporting period.  Unless otherwise agreed: in writing by Bank, monthly Loan Base Reports are required for all loans covered by this Agreement no later than 15 days following each month-end.  If weekly Loan Base Reports are also required, sales & cash receipts jot mats shall accompany each report.  The information on which the weekly Loan Base, Report is based (the "as or' date on the Loan Base Report form) shall be no more than three business days old when received by Bank.

		[X]	Accounts Aging based upon invoice date by the fifteenth (15th) day of each month.
		[X]	Inventory Report by the Fifteenth (15th) day of each month.
		[X]	Accounts Payable Aging by the fifteenth (15th) day of each month.
		[X]	Financial Statements, which shall be due within 20 days of each quarter end.
	[X]		A list of Account Debtors with current addresses.
[ ]	[ ]	[ ]	Other: _______

Borrower shall forward to Bank any of these reports at such other times as Bank may require them and/or any other reports deemed necessary by Bank in its discretion to monitor the Collateral for the Line of Credit.  Notwithstanding any provision to the contrary, if any, in the Loan Agreement, the foregoing reporting requirements shall not be subject to notice of default by Bank, or right to cure by Borrower, it being expressly understood and agreed that timely receipt of same are material and fundamental to the Bank's administration and funding of the Line of Credit.

(b)               Audit.  From time to time, as deemed necessary by Bank in its soles discretion to monitor Collateral, but in no event less frequently than semiannually, Borrower hereby authorizes Bank or any agent or representative thereof' to, inspect, audit and verify the Accounts, Inventory, and Other Collateral, examine and make copies of and make abstracts from all the records and books of account of, and visit the properties of Borrower, and to discuss the affairs, finances, and Collateral generally of Borrower with any of its respective owners, officers, directors, shareholders, members, or partners and Borrower's independent accountants and consultants.  Without expense to Bank, Bank may use any of Borrower's personnel, equipment, including computer equipment, programs and computer readable media as deemed necessary by Bank to conduct such Audit.

DD-07.  Fees.

(a)                Borrower shall pay to Bank the sum of $N/A per N/A as a fee for the use of Bank's asset based lending services.  This fee may be changed by written notice to Borrower.

(b)               Borrower shall pay to Bank for each Audit of Borrower, an audit fee of $750.00 per day plus expense(s) such as, but not limited to, travel expense(s), specialized equipment needed to count and/or value goods pledged as Collateral to Bank, the use of outside Firms to perform any Audit as deemed necessary by Bank in its sole discretion to monitor Collateral, with said reimbursement being represented by receipts and/or listing of expense(s) submitted to Borrower by Bank along with Bank's invoice for reimbursement.  Bank reserves the right to change die audit fee upon notice to Borrower.

(c)                Bank reserves the right to debit all Fees from the Operating Account of Borrower.

DD-08.  Events of Default.  In addition to those Events of Default appearing elsewhere in the Loan Agreement, each of the following shall constitute an additional Event of Default under the Loan Agreement:

(a)                The refusal by Borrower to permit Bank to inspect, examine, verify or audit, the books and records in accordance with the Audit provisions of this Loan Agreement.

(b)               Failure to execute a Lockbox Agreement and notify Account Debtors to remit payments to the Lockbox, if required by Bank.

(c)                Failure to deposit checks or other remittances received in payment of Accounts into a Collateral Reserve Account at Bank, if required by Bank.

(d)               If the outstanding principal balance under the Line of Credit plus the Reserves exceeds the Collateral Loan Value or the amount of the Line of Credit and Borrower fails immediately to prepay the Line of Credit by an amount sufficient to bring Borrower in compliance with this Schedule DD.

(e)                If Borrower fails to comply with the Reporting requirements of DD.06(a).

(f)                If Borrower fails to otherwise comply with any of the provisions of this Schedule "DD" or the Loan Agreement.

DD-09.  Other Provisions.

(a)                Notice.  Any notice required to be given herein shall be effective when made and, notwithstanding any provisions in the Loan Agreement to the contrary, may be made by hand delivery, confirmed facsimile transmission, overnight courier, first class or certified mail return receipt requested.

(b)               Operating Account.  Notwithstanding any provision- in the Loan Agreement to the contrary, Borrower shall establish and maintain its Operating Account with Bank during the term hereof.

(c)                Certain Events.  Upon execution hereof and with each borrowing made hereunder pursuant to the Loan Base Report, Borrower shall be deemed to certify to Bank that (i) no Event of Default shall have, occurred and be continuing, and no event shall have occurred and be continuing that, with the giving, of notice or passage of time or both, would be an Event of Default; (ii) no material adverse change shall' have occurred in the financial or operating condition or prospects of Borrower since the date of the Loan Agreement; (iii) all Loan Documents shall have remained in full force and effect; and (iv) the representations and warranties contained in the Loan Agreement shall be true and correct as of such date.

(d)               Electronic Transactions.  By separate written agreement, Borrower and Bank may agree to conduct transactions contemplated herein, including reporting, by electronic means.

(e)                Describe Any Other Provisions, or Delete.

This agreement is made and entered; into for the sole protection and benefit of Bank and Borrower, their successors and assigns, and no third person or persons shall have any right(s) to action hereon.

IN WITNESS WHEREOF, Borrower and Bank have executed this Schedule "DD" as of this date and have adopted as their respective seal the "seal" appearing beside or near their signatures below.

Borrower is a Corporation:

WITNESS:		Industrial Services of America, Inc.

/s/ Sharon Hardy	By:	/s/ Harry Kletter
Harry Kletter
	Title:	Chief Executive Officer and President

Additional Co-Borrowers or Guarantors:

WITNESS
(SEAL)
(SEAL)
(SEAL)
(SEAL)

WITNESS:		BRANCH BANKING AND TRUST COMPANY

/s/ Sharon Hardy	By:	/s/ Johnny L. Perry
Johnny L. Perry
	Title:	Senior Vice President

WITNESS:		BB&T BANKCARD CORPORATION

/s/ Sharon Hardy	By:	/s/ Johnny L. Perry

	Title:	Senior Vice President